Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS STRONG 2015 THIRD QUARTER RESULTS

ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115

NEW YORK, NY, October 29, 2015 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the third quarter ended September 30, 2015. Operating EBITDA* in the third quarter of 2015 was $61.1 million, compared to $67.6 million in the comparative quarter of 2014 and $50.0 million in the prior quarter of 2015.

For the third quarter of 2015, net income was $23.8 million, or $0.37 per basic and diluted share, compared to $88.3 million, or $1.38 per basic and $1.37 per diluted share, in the comparative quarter of 2014 and $16.4 million, or $0.25 per basic and diluted share, in the prior quarter.

Summary Financial Highlights

	Q3 2015	Q2 2015	Q3 2014	YTD 2015	YTD 2014
	(in millions, except per share amounts)
Pulp revenues	$249.1	$246.1	$277.0	$729.9	$814.9
Energy and chemical revenues	$21.8	$20.8	$24.7	$65.5	$77.5
Operating income	$44.0	$33.5	$48.2	$121.5	$109.5
Operating EBITDA*	$61.1	$50.0	$67.6	$172.5	$168.5
Foreign exchange gain (loss) on intercompany debt	$-	$2.2	$(3.2)	$(4.4)	$(3.4)
Gain on settlement of debt	$-	$-	$31.9	$-	$31.9
Gain (loss) on derivative instruments	$(0.3)	$0.2	$3.4	$(0.7)	$9.2
Income tax benefit (provision)	$(6.6)	$(5.9)	$29.2	$(21.8)	$22.8
Net income(1)	$23.8	$16.4	$88.3	$53.8	$109.9
Net income per share(1)
Basic	$0.37	$0.25	$1.38	$0.84	$1.79
Diluted	$0.37	$0.25	$1.37	$0.83	$1.78
Common shares outstanding at period end	64.5	64.5	64.3	64.5	64.3

(1)	Attributable to common shareholders.

Summary Operating Highlights

	Q3 2015	Q2 2015	Q3 2014	YTD 2015	YTD 2014
Pulp production (‘000 ADMTs)	369.5	358.9	375.7	1,091.0	1,111.3
Annual maintenance downtime (‘000 ADMTs)	11.1	20.6	10.1	50.9	27.8
Annual maintenance downtime (days)	11	11	10	36	22
Pulp sales (‘000 ADMTs)	390.2	371.4	386.9	1,111.3	1,125.1
Average NBSK pulp list price in Europe ($/ADMT)(1)	843	855	932	862	926
Average NBSK pulp list price in North America ($/ADMT)(1)	967	980	1,030	981	1,026
Average NBSK pulp list price in China ($/ADMT)(1)	638	670	728	657	738
Average pulp sales realizations ($/ADMT)(2)	632	657	709	650	717
Energy production (‘000 MWh)	475.5	450.3	472.0	1,380.9	1,384.5
Energy sales (‘000 MWh)	214.8	196.5	207.4	610.5	606.0
Average energy sales realizations ($/MWh)	91	89	107	92	112
Average Spot Currency Exchange Rates:
$ / €(3)	1.1119	1.1069	1.3250	1.1143	1.3555
$ / C$(3)	0.7642	0.8134	0.9184	0.7943	0.9141

(1)	Source: RISI pricing report.
(2)	Average realized pulp prices for the periods indicated reflect customer discounts and pulp price movements between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

* Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income attributable to common shareholders to Operating EBITDA.

President’s Comments

Mr. David Gandossi, the Chief Executive Officer, stated: “In the third quarter of 2015, we had overall good operating performance at our mills and Operating EBITDA of $61.1 million, after giving effect to approximately $4.1 million in direct costs attributable to annual maintenance downtime. Many of our competitors who report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance shutdowns.”

Mr. Gandossi added: “Net income increased to $23.8 million from $16.4 million in the prior quarter. Net income in the comparative quarter of 2014, which included aggregate non-cash gains of $63.2 million on settlement of debt and recognition of tax loss carryforwards, was $88.3 million.”

Mr. Gandossi said: “During the current quarter, we continued to benefit from the strength of the U.S. dollar which was 16% and 17% stronger against the euro and Canadian dollar, respectively, compared to the same period of 2014. Since our operating costs are primarily incurred in euros and Canadian dollars, this in large part contributed to a 10% reduction in our costs and expenses in the third quarter of 2015 from the same quarter of 2014. Our energy and chemical sales are made in local currencies and, as a result, our realizations decline in U.S. dollar terms when the U.S. dollar strengthens.”

Mr. Gandossi continued: “However, the strength of the U.S. dollar increases costs for many of our customers and this negatively impacted list prices for NBSK pulp which declined in the third quarter of 2015. As a result, our pulp sales realizations in the current quarter declined by approximately 11% and 4%, compared to the same quarter of 2014 and the prior quarter realizations, respectively.

At the end of the current quarter, world producer inventories of NBSK pulp were generally in balance at about 30 days’ supply and customer inventories continued to be at normal to low levels. We currently believe that the high price of hardwood, which currently exceeds that of softwood, should ultimately favor softwood producers as paper producers start to substitute softwood for hardwood in their production mix.”

Mr. Gandossi added: “For the balance of 2015 and the start of 2016, we currently expect generally stable pricing and demand in Europe and China, although recently announced temporary pollution related curtailments of certain Chinese tissue mills could create some short-term pricing pressure.”

Mr. Gandossi added: “In October 2015, we received a positive decision from the British Columbia Utilities Commission that determined our Celgar mill was entitled to a rebate for past over-payments to the local utility provider. While the actual amount of such rebate is subject to the approval of such commission, we and the local utility have agreed that the amount refundable to us is approximately $6.5 million and to jointly seek approval of the same. The commission decision will also lower our Celgar mill’s operating costs going forward.”

Mr. Gandossi continued: “In the current quarter, we also completed our NAFTA arbitration case with respect to, we believe, the unfair treatment of our Celgar mill. As a result of the inherent uncertainty of litigation, we cannot predict the outcome but were pleased to have a full hearing before an independent arbitration panel. We currently expect a ruling in the second half of 2016.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on January 5, 2016 to all shareholders of record on December 28, 2015. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

Total revenues for the three months ended September 30, 2015 decreased by approximately 10% to $270.9 million from $301.6 million in the same quarter of 2014, primarily due to lower pulp sales realizations.

Pulp revenues in the three months ended September 30, 2015 decreased by approximately 10% to $249.1 million from $277.0 million in the same quarter of 2014, due to lower pulp sales realizations, partially offset by higher sales volumes.

Energy and chemical revenues decreased by approximately 12% to $21.8 million in the third quarter of 2015 from $24.7 million in the same quarter of 2014, primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar.

Pulp production decreased marginally to 369,473 ADMTs in the current quarter from 375,742 ADMTs in the same quarter of 2014. In the third quarter of 2015, we had 11 days (approximately 11,100 ADMTs) of annual maintenance downtime, which was at our Rosenthal mill, compared to ten days (approximately 10,100 ADMTs) in the same quarter of 2014. We estimate that such maintenance downtime in the current quarter adversely impacted our Operating EBITDA by approximately $6.0 million, comprised of approximately $4.1 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance shutdowns. Our Stendal mill has an additional four-day maintenance shutdown scheduled for the fourth quarter of 2015.

Pulp sales volumes increased marginally to 390,216 ADMTs in the current quarter from 386,944 ADMTs in the same quarter of 2014, primarily due to stronger sales volumes to China, partially offset by lower sales to Europe. In the current quarter of 2015, list prices for NBSK pulp declined from the same quarter of 2014, largely as a result of the strengthening of the U.S. dollar. Average pulp sales realizations decreased by approximately 11% to $632 per ADMT in the third quarter of 2015 from approximately $709 per ADMT in the same quarter last year, primarily due to lower list prices.

Costs and expenses in the current quarter decreased by approximately 10% to $226.9 million from $253.4 million in the third quarter of 2014, primarily due to the impact of a stronger U.S. dollar on our euro and Canadian dollar denominated expenses.

Transportation costs decreased by approximately 18% to $20.0 million in the current quarter from $24.3 million in the same quarter of 2014 due to the stronger U.S. dollar.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 11% from the same quarter of 2014, primarily as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar more than offsetting increases in local currency per unit fiber prices. In the current quarter, in euro terms, average fiber prices in Germany were approximately 2% higher than the comparative quarter. In the current quarter, in Canadian dollar terms, average fiber prices for our Celgar mill were approximately 19% higher than the comparative quarter due to increased demand for chips from coastal mills in the Celgar mill’s fiber procurement region and the impact of a stronger U.S. dollar, as a portion of the Celgar mill’s fiber supply is purchased in U.S. dollars.

In the third quarter of 2015, our operating income decreased by approximately 9% to $44.0 million from $48.2 million in the same quarter of 2014, primarily due to lower pulp sales realizations, partially offset by the net positive impact of a stronger U.S. dollar relative to the euro and Canadian dollar.

Interest expense in the current quarter decreased to $13.3 million from $17.5 million in the same quarter of 2014, primarily as a result of lower indebtedness.

During the third quarter of 2014, we recorded a non-cash gain of $31.9 million on the settlement of debt as a result of our acquisition of all of the shareholder loans of the former noncontrolling shareholder in Stendal.

In the current quarter, we recorded a non-cash derivative loss of $0.3 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $3.4 million in the same quarter of 2014.

The noncontrolling shareholder’s interest in the Stendal mill’s net income, which was eliminated in the third quarter of 2014, was $3.5 million in the third quarter of last year.

For the third quarter of 2015, we reported net income attributable to common shareholders of $23.8 million, or $0.37 per basic and diluted share, which included an income tax expense of $6.6 million. For the third quarter of 2014, we reported net income attributable to common shareholders of $88.3 million, or $1.38 per basic and $1.37 per diluted share, which included a non-cash gain of $31.9 million (or $0.50 per basic and $0.49 per diluted share) on the settlement of debt and a net income tax benefit of $29.2 million (or $0.46 per basic and $0.45 per diluted share).

In the third quarter of 2015, Operating EBITDA decreased by approximately 10% to $61.1 million from $67.6 million in the same quarter of 2014, primarily as a result of lower pulp sales realizations, partially offset by the net positive impact of a stronger U.S. dollar relative to the euro and Canadian dollar, which in large part contributed to a 10% reduction in costs and expenses.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Total revenues for the nine months ended September 30, 2015 decreased by approximately 11% to $795.4 million from $892.5 million in the same period in 2014, primarily due to lower pulp sales realizations.

Pulp revenues in the nine months ended September 30, 2015 decreased by approximately 10% to $729.9 million from $814.9 million in the same period of 2014, due to both lower sales realizations and sales volumes.

Energy and chemical revenues decreased by approximately 15% to $65.5 million in the current period of 2015 from $77.5 million in the same period of 2014, primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar.

Pulp production decreased by approximately 2% to 1,090,963 ADMTs in the nine months ended September 30, 2015 from 1,111,330 ADMTs in the same period of 2014. In the current period of 2015, we had an aggregate of 36 days (approximately 50,900 ADMTs) of annual maintenance downtime, compared to 22 days (approximately 27,800 ADMTs) of annual maintenance downtime in the same period of 2014. We estimate that such maintenance downtime in the current period of 2015 adversely impacted our Operating EBITDA by approximately $36.7 million, comprised of approximately $24.1 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance shutdowns.

Pulp sales volumes decreased marginally to 1,111,257 ADMTs in the nine months ended September 30, 2015 from 1,125,054 ADMTs in the same period of 2014, primarily due to weaker demand from North America, partially offset by higher sales in China.

Costs and expenses in the nine months ended September 30, 2015 decreased by approximately 14% to $673.9 million from $783.0 million in the same period of 2014, primarily due to the impact of a stronger U.S. dollar on our euro and Canadian dollar denominated expenses, partially offset by higher annual maintenance costs. During the nine months ended September 30, 2015, the U.S. dollar was 18% and 13% stronger against the euro and Canadian dollar, respectively, compared to the same period of 2014.

Transportation costs decreased by approximately 16% to $57.4 million in the nine months ended September 30, 2015 from $68.6 million in the same period of 2014 due to the stronger U.S. dollar.

On average, our overall per unit fiber costs in the nine months ended September 30, 2015 decreased by approximately 15% from the same period of 2014, primarily as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar more than offsetting increases in our Celgar mill’s per unit fiber prices. In the nine months ended September 30, 2015, in euro terms, average fiber prices in Germany were marginally lower compared to the same period of 2014 as a result of a balanced wood market. In the nine months ended September 30, 2015, in Canadian dollar terms, average fiber prices for our Celgar mill were approximately 17% higher than the comparative period due to increased demand for chips from coastal mills in the Celgar mill’s fiber procurement region and the impact of a stronger U.S. dollar, as a portion of the Celgar mill’s fiber supply is purchased in U.S. dollars.

In the nine months ended September 30, 2015, our operating income increased by approximately 11% to $121.5 million from $109.5 million in the same period of 2014, primarily due to the positive impact of a stronger U.S. dollar relative to the euro and Canadian dollar on our costs and expenses, partially offset by lower pulp sales realizations, higher costs associated with annual maintenance downtime and the impact of a stronger U.S. dollar on our energy and chemical sales.

Interest expense in the nine months ended September 30, 2015 decreased to $40.6 million from $52.1 million in the same period of 2014, primarily as a result of lower indebtedness.

During the nine months ended September 30, 2014, we recorded a non-cash gain of $31.9 million on the settlement of debt as a result of our acquisition of all of the shareholder loans of the former noncontrolling shareholder in Stendal.

In the nine months ended September 30, 2015, we recorded a derivative loss of $0.7 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $9.2 million in the same period of 2014.

For the nine months ended September 30, 2015, we reported net income attributable to common shareholders of $53.8 million, or $0.84 per basic and $0.83 per diluted share, which included an income tax expense of $21.8 million. For the same period of 2014, we reported net income attributable to shareholders of $109.9 million, or $1.79 per basic and $1.78 per diluted share, which included a non-cash gain of $31.9 million (or $0.52 per basic and diluted share) on the settlement of debt and a net income tax benefit of $22.8 million (or $0.37 per basic and diluted share).

In the nine months ended September 30, 2015, Operating EBITDA increased by approximately 2% to $172.5 million from $168.5 million in the same period of 2014, primarily as a result of the strengthening of the U.S. dollar versus the euro and Canadian dollar which in large part contributed to a 14% reduction in our costs and expenses, partially offset by lower pulp sales realizations and higher annual maintenance costs.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	September 30, 2015	December 31, 2014
	(in thousands)
Financial Position
Cash and cash equivalents	$137,288	$53,172
Working capital	$316,956	$262,332
Total assets	$1,272,417	$1,326,807
Long-term liabilities	$743,342	$772,424
Total equity	$392,961	$438,880

As at September 30, 2015, we had approximately $123.9 million available under our revolving credit facilities.

During the nine months ended September 30, 2015, as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar, we recorded a non-cash reduction in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash reduction of approximately $94.9 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as a reduction to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, October 30, 2015 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/d2a9hqs4 or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars, except number of shares and per share data)

	September 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$137,288	$53,172
Restricted cash	9,488	10,286
Receivables	139,405	141,088
Inventories	139,829	146,576
Prepaid expenses and other	7,197	6,745
Deferred income tax	19,863	19,968

Total current assets	453,070	377,835

Property, plant and equipment, net	783,773	883,150
Other assets	21,374	22,767
Deferred income tax	14,200	43,055

Total assets	$1,272,417	$1,326,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$127,677	$102,225
Dividends payable	7,418	-
Pension and other post-retirement benefit obligations	1,019	1,177
Debt	-	12,101

Total current liabilities	136,114	115,503

Debt	670,092	675,412
Interest rate derivative liability	11,411	17,962
Pension and other post-retirement benefit obligations	29,808	34,837
Capital leases and other	13,347	15,321
Deferred income tax	18,684	28,892

Total liabilities	879,456	887,927

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized;
64,502,000 issued and outstanding (2014 - 64,274,000)	388,897	386,338
Paid-in capital	4,149	4,769
Retained earnings	146,602	100,214
Accumulated other comprehensive income (loss)	(146,687)	(52,441)

Total shareholders’ equity	392,961	438,880

Total liabilities and shareholders’ equity	$1,272,417	$1,326,807

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues
Pulp	$249,141	$276,959	$729,924	$814,947
Energy and chemicals	21,752	24,651	65,452	77,540

	270,893	301,610	795,376	892,487
Costs and expenses
Operating costs	197,506	222,831	587,747	689,600
Operating depreciation and amortization	16,890	19,314	50,587	58,784
Selling, general and administrative expenses	12,465	11,279	35,530	34,653

Operating income	44,032	48,186	121,512	109,450

Other income (expense)
Interest expense	(13,275)	(17,456)	(40,635)	(52,071)
Gain on settlement of debt	-	31,851	-	31,851
Foreign exchange loss on intercompany debt	(20)	(3,178)	(4,432)	(3,365)
Gain (loss) on derivative instruments	(342)	3,447	(699)	9,224
Other expense	(56)	(230)	(169)	(119)

Total other income (expense)	(13,693)	14,434	(45,935)	(14,480)

Income before income taxes	30,339	62,620	75,577	94,970
Income tax benefit (provision)
Current	(2,789)	(1,106)	(9,290)	(2,633)
Deferred	(3,790)	30,305	(12,481)	25,424

Net income	23,760	91,819	53,806	117,761
Less: net income attributable to noncontrolling interest	-	(3,482)	-	(7,812)

Net income attributable to common shareholders	$23,760	$88,337	$53,806	$109,949

Net income per share attributable to common shareholders
Basic	$0.37	$1.38	$0.84	$1.79
Diluted	$0.37	$1.37	$0.83	$1.78

Cash dividend declared per common share	$0.115	$-	$0.115	$-

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from (used in) operating activities
Net income	$23,760	$91,819	$53,806	$117,761
Adjustments to reconcile net income to cash flows from operating activities
Gain on settlement of debt	-	(31,851)	-	(31,851)
Unrealized (gain) loss on derivative instruments	342	(3,447)	575	(9,224)
Depreciation and amortization	17,086	19,397	50,956	59,035
Deferred income taxes	3,790	(30,305)	12,481	(25,424)
Foreign exchange loss on intercompany debt	20	3,178	4,432	3,365
Defined benefit pension plan and post-retirement benefit plan expense	533	629	1,627	1,875
Stock compensation expense	427	592	1,785	923
Other	767	2,308	1,802	4,022
Defined benefit pension plan and post-retirement benefit plan contributions	(431)	(724)	(1,344)	(1,950)
Changes in working capital
Receivables	10,623	(14,439)	(12,059)	(17,254)
Inventories	(2,054)	(147)	(7,702)	5,186
Accounts payable and accrued expenses	18,522	19	36,593	14,199
Other	(1,695)	(172)	(983)	(2,846)

Net cash from (used in) operating activities	71,690	36,857	141,969	117,817

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(9,413)	(9,418)	(28,184)	(22,135)
Purchase of intangible assets	(1,005)	(1,135)	(2,895)	(3,590)
Other	27	(418)	324	(145)

Net cash from (used in) investing activities	(10,391)	(10,971)	(30,755)	(25,870)

Cash flows from (used in) financing activities
Repayment of debt	-	(14,683)	(10,763)	(45,224)
Proceeds from issuance of shares	-	(84)	-	53,858
Payment of interest rate derivative liability	-	-	(7,015)	-
Repayment of capital lease obligations	(578)	(580)	(1,718)	(1,772)
Proceeds from sale and lease-back transactions	-	-	466	1,047
Proceeds from (repayment of) revolving credit facilities, net	(12,881)	-	(3,358)	-
Proceeds from government grants	-	2,028	159	6,086
Other	-	(592)	(106)	(592)

Net cash from (used in) financing activities	(13,459)	(13,911)	(22,335)	13,403

Effect of exchange rate changes on cash and cash equivalents	(1,419)	(13,075)	(4,763)	(13,155)

Net increase (decrease) in cash and cash equivalents	46,421	(1,100)	84,116	92,195
Cash and cash equivalents, beginning of period	90,867	241,023	53,172	147,728

Cash and cash equivalents, end of period	$137,288	$239,923	$137,288	$239,923

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following table sets forth the reconciliation of net income attributable to common shareholders to Operating EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to common shareholders	$23,760	$88,337	$53,806	$109,949
Net income attributable to noncontrolling interest	-	3,482	-	7,812
Income tax (benefit) provision	6,579	(29,199)	21,771	(22,791)
Interest expense	13,275	17,456	40,635	52,071
Foreign exchange loss on intercompany debt	20	3,178	4,432	3,365
Gain on settlement of debt	-	(31,851)	-	(31,851)
(Gain) loss on derivative instruments	342	(3,447)	699	(9,224)
Other expense	56	230	169	119

Operating income	44,032	48,186	121,512	109,450
Add: Depreciation and amortization	17,086	19,397	50,956	59,035

Operating EBITDA	$61,118	$67,583	$172,468	$168,485

(4)

#    #    #